FORM 3

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person:

    DELTEC INTERNATIONAL S.A.
--------------------------------------------------------------------------------
    (Last)                    (First)                       (Middle)

    DELTEC HOUSE, LYFORD CAY
--------------------------------------------------------------------------------
                                    (Street)

     NASSAU, BAHAMAS
--------------------------------------------------------------------------------
    (City)                         (State)                       (Zip)
--------------------------------------------------------------------------------
2.  Date of Event Requiring Statement (Month/Day/Year):

    12/16/97
--------------------------------------------------------------------------------
3.  IRS or Social Security Number of Reporting Person (Voluntary):

--------------------------------------------------------------------------------
4.  Issuer Name and Ticker or Trading Symbol:

    HIGHLAND BANCORP, INC. (HBNK)
--------------------------------------------------------------------------------
5.  Relationship of Reporting Person to Issuer (Check all applicable):

           Director                             X    10% Owner
    -------                                  -------
           Officer (give title below)                Other (specify below)
    -------                                  -------



--------------------------------------------------------------------------------
6.  If Amendment, Date of Original (Month/Day/Year):


--------------------------------------------------------------------------------
             TABLE I-- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1.  Title of Security                         2.  Amount of Securities       3.  Ownership          4.  Nature of Indirect
    (Instr. 4)                                    Beneficially Owned             Form:  Direct          Beneficial Ownership
                                                  (Instr. 4)                     (D) or Indirect        (Instr. 5)
                                                                                 (I) (Instr. 5)
-----------------------------------------     ------------------------       --------------------   -------------------------
    Common Stock                                  579,609 1/4                           I               Through Subsidiary



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                              (Print or Type Responses)


                                         TABLE II-- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------

1. Title of Derivative Security  2. Date Exercisable and  3. Title and Amount of   4. Conversion  5. Ownership     6. Nature of
   (Instr. 4)                       Expiration Date          Securities Underlying    or Exercise    Form of          Indirect
                                    (Month/Day/Year)         Derivative Security      Price of       Derivative       Beneficial
                                 -----------------------     (Instr. 4)               Derivative     Security:        Ownership
                                 Date        Expiration      ---------------------    Security       Direct           (Instr. 5)
                                 Exercisable Date            Title      Amount or                    (D) or
                                                                        Number of                    Indirect (I)
                                                                        Shares                       (Instr. 5)
------------------------------- ------------ -----------  ------------- ---------- -------------- ---------------- -----------------

------------------------------- ------------ -----------  ------------- ---------- -------------- ---------------- -----------------

------------------------------- ------------ -----------  ------------- ---------- -------------- ---------------- -----------------

------------------------------- ------------ -----------  ------------- ---------- -------------- ---------------- -----------------

------------------------------- ------------ -----------  ------------- ---------- -------------- ---------------- -----------------

------------------------------- ------------ -----------  ------------- ---------- -------------- ---------------- -----------------

Explanation of Responses:

                                DELTEC INTERNATIONAL S.A.


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                                            By                                                    December 16, 1997
                                                               --------------------------------------             -----------------
                                                               **Signature of Reporting Person                     Date
                                                                Andre J. Feldman
                                                                Vice President

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.